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                                                                  Exhibit 99.438

           Comparison of Approaches for Inter-SC Trade Adjustment Bids

Two approaches have been suggested for providing the capability to submit adjustment bids on inter-SC trades. Suppose that SC1 is selling energy to SC2.

In Method 1, SC1 could specify the generator(s) that are to supply the energy for the trade and SC2 would define virtual negative loads to represent the energy it purchased from the inter-SC trade. SC1 would not schedule the generators to produce the energy while SC2 would schedule its negative load to produce the energy actually provided by the generator(s). SC2 would also place the adjustment bid for the inter-SC trade on the negative loads. After congestion management, SC2 would remove the negative loads while SC1 would schedule its generator(s) to provide the energy. SC1 and SC2 would schedule the inter-SC trade.

Alternatively, in Method 1, SC2 could specify the loads that are to absorb the energy provided by the inter-SC trade and SC1 would define virtual positive loads to represent the energy it sold in the inter-SC trade.

In Method 2, SC1 could couple the generator(s) providing the energy for the trade to the inter-SC trade. SC2 would submit the adjustment bid on the inter-SC trade for purposes on congestion management. SC1 could submit adjustment bids on the generators coupled to the inter-SC trade. These adjustment bids would only be used to control the order in which the generators coupled to the trade are dispatched as the inter-SC trade is adjusted during congestion management.

Alternatively, in Method 2, SC2 could couple the loads that are to absorb the energy to the inter-SC trade and SC1 would submit the adjustment bid on the inter-SC trade for purposes of congestion management.

Either method would provide the SCs with some level ability to submit adjustment bids on inter-SC trades. The difference between the two methods is the flexibility provided to the SCs and the software that the SCs will need to develop to implement the inter-SC trade adjustment bids. The PX believes that Method 2 is superior to Method 1 in both areas.

Flexibility

Suppose that SC1 is selling energy to SC2 via inter-SC trade. Under Method 1, SC1 could specify generators that are to supply the trade and SC2 could define a negative virtual load to represent SC1's generators serving the trade. If the trade is decreased during congestion management, the virtual load is decreased in magnitude. After congestion management, SC1 would reduce the schedules for the specified generators. There is no way for those generators to be scheduled to serve other loads in SC1's resource mix. Method 2 does not suffer from this limitation.
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Under Method 2, SC1 could specify a mix of generators and loads that are coupled to the inter-SC trade. While SC2 places the adjustment bid on the inter-SC trade for purposes of congestion management, SC1 places adjustment bids on the individual resources coupled to the trade for purposes of adjusting the schedules of the resources if the inter-SC trade is adjusted in congestion management. If the inter-SC trade is reduced during congestion management, SC1 can control whether its generators will be reduced or its loads increased in response. SC1 does not have to leave valuable generation idle if its inter-SC trades are reduced but can schedule them to serve other loads in its resource mix.

Suppose that SC1 is selling energy to SC2 and to SC3 via inter-SC trades using generators G1, G2 and G3. Under Method 1, SC1 would specify the generators that are to supply the trade with SC2 and the generators that are to supply its trade with SC3. Suppose that G1 is the least expensive generator, with G3 the most expensive. SC1 must decide a priori which generators to use for which trades. Suppose that SC1 decides to use 100% of G1 and 50% of G2 for its trade with SC2 and 50% of G2 and 100 % of G3 for its trade with SC3. Whether or not either trade is cut depends upon the adjustment bids that SC2 and SC3 submit on the virtual negative loads and on the other resources within those SCs' portfolios. Suppose that SC1's trade with SC2 is reduced to 0 MWh. Then SC1's more efficient generation is not scheduled (G1 and half of G2) while its less efficient generation is scheduled (half of G2 and G3). Method 2 does not suffer from this limitation.

Under Method 2, SC1 could couple all three generators (G1, G2 and G3) to both of SC1's inter-SC trades (the trade with SC2 and the trade with SC3). While SC2 and SC3 place the adjustment bids on their individual inter-SC trades with SC1 for purposes of congestion management, SC1 places adjustment bids on the individual generators coupled to the trades for purposes of adjusting the schedules of the resources if the inter-SC trades are adjusted in congestion management. If the inter-SC trade with SC2 is reduced to 0 MWh during congestion management, SC1 can control the order in which its generators will be reduced in response. SC1 can control the order in which G1, G2 and G3 are scheduled so that G1 and half of G2 are scheduled. SC1 does not have to leave more efficient generation idle while scheduling less efficient generation.

Software Requirements

Method 2 has several software advantages over Method 1.

Suppose that several SCs (SC2, SC3 and SC4) wish to purchase energy from SC1 and want to transfer their loads to SC1 using virtual positive loads. The loads that SC2, SC3 and SC4 wish to transfer are at the "zonal take-out" point. Suppose that SC1 were to specify a virtual load at the zonal take-out point. Since a SC can only have one load per take-out point, it will have to use a single load to represent the virtual loads from SC2, SC3 and SC4 as well as its own native load modeled at the take-out point. SC1 will have to develop software to make a composite adjustment bid for the zonal take-out point. It will have to order the steps in the adjustment bid in terms of decreasing cost and track


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with SC "owns" the step. After congestion management, SC1 will have to break apart the final load at the zonal take-out point and allocate it to the various inter-SC trades with the individual SCs and it native load. This will have to be done to ensure that the energy corresponding to the steps in the adjustment bid that are dispatched are allocated to the proper "owner." Also, if several SCs give adjustment bid steps with the same price, SC1 will have to develop software to make a pro rata allocation of any energy dispatched at the common price. All of this will entail expense to the SCs and increase opportunities for errors and disputes.

Method 2 does not suffer from this complexity. The resources of SC2, SC3 and SC4 are kept separate from each other. Each SC specifies the loads that it wants to have coupled to its purchase from SC1. The adjustment bids submitted by SC1 on the trades will control the final value of the trades while CONG will adjust the loads that each resource couples to its own trade.

Suppose that SC1 has inter-SC sales to SC2, SC3 and SC4 and that SC1 wants to serve these trades using G1. SC2, SC3 and SC4 can specify negative loads with adjustment bids. The ISO will require software to ensure that the sum of the maximum level of the adjustment bids for SC2, SC3 and SC4 does not exceed the capability of G1. Current checks are sufficient under Method 2.

Summary

The PX believes that either Method 1 or Method 2 provides capabilities that are needed. However, it believes that the flexibility provided by Method 2 is superior to that provided by Method 1. It also believes that the software burden imposed upon SCs is less under Method 2.


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